Exhibit 99.1

FOR IMMEDIATE RELEASE

SANMINA-SCI ANNOUNCES THIRD QUARTER FISCAL 2010 RESULTS

SAN JOSE, CA (July 26, 2010) - Sanmina-SCI Corporation (the “Company”/Nasdaq: SANM), a leading global Electronics Manufacturing Services (EMS) company, today reported financial results for the third fiscal quarter ended July 3, 2010.

Third Quarter Fiscal 2010 Highlights

•                  Revenue of $1.63 billion, in line with outlook of $1.55 - $1.65 billion

•                  GAAP gross margin of 7.6 percent, 130 bps Y/Y improvement

•                  GAAP operating margin of 3.8 percent, 390 bps Y/Y improvement

•                  Non-GAAP gross margin of 7.9 percent, 150 bps Y/Y improvement

•                  Non-GAAP operating margin of 3.9 percent, 250 bps Y/Y improvement

Y/Y — compared to the same quarter a year ago

GAAP Financial Results(1)

GAAP revenue for the third quarter was $1.63 billion, up 6.4 percent compared to $1.53 billion in the prior quarter ended April 3, 2010 and up 34.4 percent compared to $1.21 billion in the same period a year ago.  Net income in the third quarter was $22 million, a diluted earnings per share of $0.26, compared to net income of $10 million, a diluted earnings per share of $0.12 in the prior quarter.  GAAP net loss for the same period a year ago was $42 million, a diluted loss per share of $0.52.

Non-GAAP Financial Results(1)(2)

Non-GAAP revenue for the third quarter was $1.63 billion, up 6.4 percent compared to $1.53 billion in the prior quarter ended April 3, 2010 and up 34.5 percent compared to $1.21 billion in the same period a year ago.  Gross profit in the third quarter was $129 million, or 7.9 percent of revenue, up 10 basis points, compared to gross profit of $120 million, or 7.8 percent of revenue in the prior quarter.  Non-GAAP gross profit for the same period a year ago was $77 million, or 6.4 percent of revenue.

Non-GAAP operating income was $64 million, up 14.6 percent, compared to $56 million in the prior quarter and up 274.4 percent compared to $17 million in the same period a year ago.  Operating margin for the third quarter was 3.9 percent, up 20 basis points, compared to 3.7 percent in the prior quarter and a 250 basis point improvement compared to 1.4 percent in the third quarter fiscal 2009.

Non-GAAP net income in the third quarter was $27 million, a diluted earnings per share of $0.32, compared to a net income of $24 million, a diluted earnings per share of $0.29 in the prior quarter.  Non-GAAP net loss for the same period a year ago was $11 million, a diluted loss per share of $0.14.

	Three Month Periods
(In millions, except per share data)	Q3:2010	Q2:2010	Q3:2009

GAAP:
Revenue	$1,625	$1,527	$1,209
Net income (loss)	$22	$10	$(42)
Diluted earnings (loss) per share(1)	$0.26	$0.12	$(0.52)
Non-GAAP(2):
Revenue	$1,626	$1,527	$1,209
Gross profit	$129	$120	$77
Gross margin	7.9%	7.8%	6.4%
Operating income	$64	$56	$17
Operating margin	3.9%	3.7%	1.4%
Net income (loss)	$27	$24	$(11)
Diluted earnings (loss) per share(1)	$0.32	$0.29	$(0.14)

Balance Sheet Results

As of July 3, 2010, cash and cash equivalents amounted to $665 million, compared to $673 million for the quarter ended April 3, 2010.  Cash cycle days were 43 days and inventory turns were 7.2x for the quarter.

“I am pleased with our revenue growth and margin expansion in the third quarter.  The quarter was a milestone for our components business as it delivered above corporate average margins.  Based on these results and guidance for the fourth quarter, we are confident we will finish fiscal year 2010 with revenue growth of approximately twenty percent year over year.  We expect demand and visibility to continue to be stable in fiscal 2011 which will allow us to realize the benefits of our strategic focus on key customers in target markets and investments made in leading-edge technologies and services,” stated Jure Sola, Sanmina-SCI’s Chairman and Chief Executive Officer.

Fourth Quarter Fiscal 2010 Outlook

The following forecast is for the fourth fiscal quarter ending October 2, 2010.  These statements are forward-looking and actual results may differ materially.

•                  Revenue between $1.65 billion to $1.70 billion

•                  Non-GAAP diluted earnings per share between $0.35 to $0.41

(1)Earnings Per Share Calculation

The Company completed a reverse split of its common stock at a ratio of one for six, effective August 14, 2009. Earnings per share data contained in this release for periods prior to such date have been calculated on a post split basis.

(2)Non-GAAP Financial Information

In the commentary set forth above and/or in the financial statements included in this earnings release, we present the following non-GAAP financial measures:  revenue, gross profit, gross margin, operating income, operating margin, net income (loss) and earnings (loss) per share.  In computing each of these non-GAAP financial measures, we exclude charges or gains relating to: stock-based compensation expenses, restructuring costs (including employee severance and benefits costs and charges related to excess facilities and assets), acquisition and integration costs (consisting of costs associated with the acquisition and integration of acquired businesses into our operations), impairment charges for goodwill and intangible assets, amortization expense and other infrequent or unusual items (including charges for customer bankruptcy reorganizations, litigation settlements and discrete tax events), to the extent material or which we consider to be of a non-operational nature in the applicable period.  See Schedule 1 below for more information regarding our use of non-GAAP financial measures, including the economic substance behind each exclusion, the manner in which management uses non-GAAP measures to conduct and evaluate the business, the material limitations associated with using such measures and the manner in which management compensates for such limitations. A reconciliation from GAAP to non-GAAP results is included in the financial statements contained in this release and is also available on the Investor Relations section of our website at www.sanmina-sci.com.  Sanmina-SCI provides fourth quarter outlook information only on a non-GAAP basis due to the inherent uncertainties associated with forecasting the timing and amount of restructuring, impairment and other unusual and infrequent items.

Company Conference Call Information

Sanmina-SCI will hold a conference call regarding this announcement on Monday, July 26, 2010 at 5:00 p.m. ET (2:00 p.m. PT). The access numbers are: domestic 877-273-6760 and international 706-634-6605.  The conference will also be broadcast live over the Internet.  You can log on to the live webcast at www.sanmina-sci.com.  Additional information in the form of a slide presentation is available by logging onto Sanmina-SCI’s website at www.sanmina-sci.com.  A replay of today’s conference call will be available for 48-hours.  The access numbers are: domestic 800-642-1687 and international 706-645-9291, access code is 86671161.

About Sanmina-SCI

Sanmina-SCI Corporation is a leading electronics contract manufacturer serving the fastest-growing segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions, delivering superior quality and support to OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, multimedia, enterprise computing and storage, renewable energy and automotive technology sectors. Sanmina-SCI has facilities strategically located in key regions throughout the world. More information regarding the company is available at http://www.sanmina-sci.com.

Sanmina-SCI Safe Harbor Statement

Certain statements contained in this press release, including the Company’s outlook for future revenue and earnings per share, statements concerning the realization of benefits of our strategy and statements concerning expected year-over-year growth, constitute forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in these statements as a result of a number of factors, including continued deterioration of the market for the Company’s customers’ products and the global economy as a whole, which could negatively impact the Company’s revenue and the Company’s customers’ ability to pay for the Company’s products; customer bankruptcy filings; the sufficiency of the Company’s cash position and other sources of liquidity to operate and expand its business; impact of the restrictions contained in the Company’s credit agreements and indentures upon the Company’s ability to operate and expand its business; competition negatively impacting the Company’s revenues and margins; any failure of the Company to effectively assimilate acquired businesses and achieve the anticipated benefits of its acquisitions; the need to adopt future restructuring plans as a result of changes in the Company’s business; and the other factors set forth in the Company’s annual and quarterly reports filed with the Securities Exchange Commission (“SEC”).

The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements made in this earnings release, the conference call or the Investor Relations section of our website whether as a result of new information, future events or otherwise, unless otherwise required by law.

Sanmina-SCI Contact

Paige Bombino

Director, Investor Relations

408-964-3610

SANMF

Sanmina-SCI Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(GAAP)

	July 3,	October 3,
	2010	2009
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$664,569	$899,151
Accounts receivable, net	923,966	668,474
Inventories	855,136	761,391
Prepaid expenses and other current assets	83,285	78,128
Assets held for sale	57,398	68,902
Total current assets	2,584,354	2,476,046

Property, plant and equipment, net	561,850	543,497
Other non-current assets	114,658	104,354
Total assets	$3,260,862	$3,123,897

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$956,135	$780,876
Accrued liabilities	146,680	140,926
Accrued payroll and related benefits	120,501	98,408
Short-term debt	50,600	—
Current portion of long-term debt	—	175,700
Total current liabilities	1,273,916	1,195,910

Long-term liabilities:
Long-term debt	1,241,003	1,262,014
Other	121,689	146,903
Total long-term liabilities	1,362,692	1,408,917

Total stockholders’ equity	624,254	519,070
Total liabilities and stockholders’ equity	$3,260,862	$3,123,897

Sanmina-SCI Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(GAAP)

(Unaudited)

	Three Months Ended		Nine Months Ended
	July 3,	June 27,	July 3,	June 27,
	2010	2009	2010	2009

Net sales	$1,625,170	$1,209,150	$4,630,923	$3,823,521
Cost of sales	1,501,055	1,133,390	4,279,644	3,595,373
Gross profit	124,115	75,760	351,279	228,148

Operating expenses:
Selling, general and administrative	65,392	57,837	191,364	177,879
Research and development	3,057	3,811	9,407	12,723
Amortization of intangible assets	926	1,072	3,163	3,745
Restructuring and integration costs	6,196	14,135	13,405	38,944
Asset impairment	600	52	1,100	7,234
Gain on sales of long-lived assets	(13,796)	—	(13,796)	—
Total operating expenses	62,375	76,907	204,643	240,525

Operating income (loss)	61,740	(1,147)	146,636	(12,377)

Interest income	558	761	1,536	6,040
Interest expense	(27,119)	(29,391)	(80,476)	(86,686)
Other income (expense), net	(2,046)	2,708	37,729	8,184
Interest and other, net	(28,607)	(25,922)	(41,211)	(72,462)

Income (loss) before income taxes	33,133	(27,069)	105,425	(84,839)

Provision for income taxes	11,570	14,457	14,389	20,298

Net income (loss)	$21,563	$(41,526)	$91,036	$(105,137)

Basic income (loss) per share	$0.27	$(0.52)	$1.15	$(1.26)
Diluted income (loss) per share	$0.26	$(0.52)	$1.10	$(1.26)

Weighted-average shares used in computing per share amounts:
Basic	79,544	80,051	79,040	83,575
Diluted	83,693	80,051	82,404	83,575

Sanmina-SCI Corporation

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended			Nine Months Ended
	July 3,	April 3,	June 27,	July 3,	June 27,
	2010	2010	2009	2010	2009

GAAP Revenue	$1,625,170	$1,527,451	$1,209,150	$4,630,923	$3,823,521
Adjustments
Customer bankruptcy reorganization (1)	570	—	—	570	5,000
Non-GAAP Revenue	$1,625,740	$1,527,451	$1,209,150	$4,631,493	$3,828,521

GAAP Gross Profit	$124,115	$117,477	$75,760	$351,279	$228,148
GAAP gross margin	7.6%	7.7%	6.3%	7.6%	6.0%
Adjustments
Stock compensation expense (2)	487	2,040	1,316	4,593	5,181
Amortization of intangible assets	—	—	—	—	233
Contingency item expected to reverse in a future period (6)	3,039	—	—	3,039	—
Customer bankruptcy reorganization (1)	1,329	—	—	1,329	10,000
Non-GAAP Gross Profit	$128,970	$119,517	$77,076	$360,240	$243,562
Non-GAAP gross margin	7.9%	7.8%	6.4%	7.8%	6.4%

GAAP operating income (loss)	$61,740	$45,238	$(1,147)	$146,636	$(12,377)
GAAP operating margin	3.8%	3.0%	-0.1%	3.2%	-0.3%
Adjustments
Stock compensation expense (2)	2,367	5,352	3,036	12,371	11,524
Contingency item expected to reverse in a future period (6)	3,039	—	—	3,039	—
Amortization of intangible assets	926	1,059	1,072	3,163	3,978
Stock option investigation	—	—	—	—	450
Customer bankruptcy reorganization (1)	1,937	—	—	1,937	10,000
Restructuring, acquisition and integration costs	7,390	3,871	14,135	14,599	38,944
Gain on sales of long-lived assets	(13,796)	—	—	(13,796)	—
Asset impairment	600	500	52	1,100	7,234
Non-GAAP operating income	$64,203	$56,020	$17,148	$169,049	$59,753
Non-GAAP operating margin	3.9%	3.7%	1.4%	3.6%	1.6%

GAAP net income (loss)	$21,563	$10,091	$(41,526)	$91,036	$(105,137)

Adjustments:
Operating income adjustments (see above)	2,463	10,782	18,295	22,413	72,130
Net gain on derivative financial instruments and other (3)	—	—	—	—	(4,993)
Impairment of long-term investment	—	—	2,706	—	3,706
Gain on sale of business	—	—	—	(3,710)	—
(Gain) / loss on repurchase of debt (4)	369	—	—	1,197	(13,490)
Gain from litigation settlement (5)	—	—	—	(35,556)	—
Nonrecurring tax items	2,222	3,164	9,627	(6,258)	5,169
Non-GAAP net income (loss)	$26,617	$24,037	$(10,898)	$69,122	$(42,615)

Non-GAAP Basic Income (Loss) Per Share:	$0.33	$0.30	$(0.14)	$0.87	$(0.51)

Non-GAAP Diluted Income (Loss) Per Share:	$0.32	$0.29	$(0.14)	$0.84	$(0.51)

Weighted-average shares used in computing Non-GAAP per share amounts:
Basic	79,544	79,001	80,051	79,040	83,575
Diluted	83,693	82,782	80,051	82,404	83,575

(1)	Relates to revenue reversal and inventory reserves associated with customer bankruptcy reorganization announcements.

(2)	Stock compensation expense was as follows:

	Three Months Ended			Nine Months Ended
	July 3,	April 3,	June 27,	July 3,	June 27,
	2010	2010	2009	2010	2009

Cost of sales	$487	$2,040	$1,316	$4,593	$5,181
Selling, general and administrative	2,215	3,208	1,673	7,910	6,122
Research and development	(335)	104	47	(132)	221
Stock compensation expense - total company	$2,367	$5,352	$3,036	$12,371	$11,524

(3)	Relates primarily to a gain on interest rate swaps not accounted for as hedging instruments during a portion of Q1 FY09 due to termination of a swap.

(4)	Represents gain or loss, including write-off of unamortized debt issuance costs, on debt redeemed prior to maturity.

(5)	Represents cash received in connection with a litigation settlement.

(6)	Represents a non-recurring contingency that the Company expects to resolve favorably in future periods. However, there can be no assurance of the exact amount or timing of this recovery.

Schedule I

The tables contained above include non-GAAP measures of revenue, gross profit, gross margin, operating income, operating margin, net income and earnings per share.  Management excludes from these measures stock-based compensation, restructuring, acquisition and integration expenses, impairment charges, amortization charges and other infrequent items, including customer bankruptcy impacts, to the extent material or which we consider to be of a non-operational nature in the applicable period.

Management excludes these items principally because such charges are not directly related to the Company’s ongoing core business operations. We use such non-GAAP measures in order to (1) make more meaningful period-to-period comparisons of Company’s operations, both internally and externally, (2) guide management in assessing performance of the business, internally allocating resources and making decisions in furtherance of Company’s strategic plan, (3) provide investors with a better understanding of how management plans and measures the business and (4) provide investors with a better understanding of the ongoing, core business. The material limitations to management’s approach include the fact that the charges and expenses excluded are nonetheless charges required to be recognized under GAAP. Management compensates for these limitations primarily by using GAAP results to obtain a complete picture of the Company’s performance and by including a reconciliation of non-GAAP results back to GAAP in its earnings releases.

Additional information regarding the economic substance of each exclusion, management’s use of the resultant non-GAAP measures, the material limitations of management’s approach and management’s methods for compensating for such limitations is provided below.

Stock-based Compensation Expense, which consists of non-cash charges for the estimated fair value of stock options and unvested restricted stock units granted to employees, is excluded in order to permit more meaningful period-to-period comparisons of the Company’s results since the Company grants different amounts and value of stock options in each quarter. In addition, given the fact that competitors grant different amounts and types of equity award and may use different option valuation assumptions, excluding stock-based compensation permits more accurate comparisons of the Company’s core results with those of its competitors.

Restructuring, acquisition and Integration Expenses, which consist of severance, lease termination, exit costs and other charges primarily related to closing and consolidating manufacturing facilities and those associated with the acquisition and integration of acquired businesses, are excluded because such charges (1) can be driven by the timing of acquisitions which are difficult to predict, (2) are not directly related to ongoing business results and (3) do not reflect expected future operating expenses. In addition, given the fact that the Company’s competitors complete acquisitions and adopt restructuring plans at different times and in different amounts than the Company, excluding these charges permits more accurate comparisons of the Company’s core results with those of its competitors. Items excluded by the Company may be different from those excluded by the Company’s competitors and restructuring and integration expenses include both cash and non-cash expenses. Cash expenses reduce the Company’s liquidity. Therefore, management also reviews GAAP results including these amounts.

Impairment Charges, which consist of non-cash charges, are excluded because such charges are non-recurring and do not reduce the Company’s liquidity. In addition, given the fact that the Company’s competitors may record impairment charges at different times, excluding these charges permits more accurate comparisons of the Company’s core results with those of its competitors.

Amortization Charges, which consist of non-cash charges impacted by the timing and magnitude of acquisitions of businesses or assets, are also excluded because such charges do not reduce the Company’s liquidity or availability under its credit facilities. In addition, such charges can be driven by the timing of acquisitions, which is difficult to predict. Excluding these charges permits more accurate comparisons of the Company’s core results with those of its competitors because the Company’s competitors complete acquisitions at different times and for different amounts than the Company.

Other Items, which consist of other infrequent or unusual items (including charges for customer bankruptcy reorganizations, litigation settlements, gains and losses on sales of assets and discrete tax events), to the extent material or non-operational in nature, are excluded because such items are typically non-recurring, difficult to predict and generally not directly related to the Company’s ongoing core operations. However, items excluded by the Company may be different from those excluded by the Company’s competitors. In addition, these expenses include both cash and non-cash expenses. Cash expenses reduce the Company’s liquidity. Management compensates for these limitations by reviewing GAAP results including these amounts.